Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 14, 2015 - Sono-Tek Corporation (OTCQX: SOTK) held its Annual Shareholders Meeting on August 13, 2015 at Buttermilk Falls in Milton, New York. The business review portion of the meeting was also webcast for the benefit of shareholders who could not attend in person, and the presentation used is available online at the Company’s website: http://www.sono-tek.com/annual-meeting/. The results of Fiscal Year 2015, which ended on February 28, 2015, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the past year’s business performance and the Company’s successful track record over the past decade which led to a tripling of sales, income, and a manifold increase of cash and marketable securities. He described the Company’s diversification strategy in terms of new products and markets, coupled with geographical expansion to multiple areas of the world. Dr. Joseph Riemer, VP for Food Business Development, discussed the advances in the Food Business segment, one that holds significant promise for the Company’s future growth. Robb Engle, VP of Engineering, discussed advances in technology platforms, which are the heart of the Company’s business growth model.

The Company’s President, R. Stephen Harshbarger, described plans to create future growth between now and 2020. He described a goal of $20,000,000 in revenues by 2020, coupled with leverage to achieve $.10-$.16 earnings per share over that time period. He indicated that the Company expects this growth in sales and profits to come from (1) implementing LEAN Manufacturing to shorten product cycle times and to reduce related costs and (2) by creating a New Product Development team to accelerate the Company’s successful strategy of developing new applications for precision ultrasonic spraying and coating systems.

Since the meeting takes place just prior to the end of the second quarter of the Company’s current fiscal year, Dr. Coccio indicated that “We will be reporting an increase in second quarter sales compared to last year, as well as compared to the first quarter of this year.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations: general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; our ability to meet our short and long term revenue and earnings per share targets; continued growth opportunities in the food market; the continued effectiveness of our growth model, lean manufacturing and our new product development team; timely development and market acceptance of new products in existing and new markets; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

	Fiscal Year Ended
	February 28,
	2015	2014

Net Sales	$10,849,475	$10,278,938

Gross Profit	$5,215,110	$4,733,467

Operating Income	$850,194	$718,571

Net Income	$606,133	$484,474

Basic Earnings Per Share	$0.04	$0.03

Diluted Earnings Per Share	$0.04	$0.03

Weighted Average Shares - Basic	14,737,204	14,541,869

Weighted Average Shares - Diluted	14,846,808	14,580,165

Source: Sono-Tek Corp.